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                                                                   EXHIBIT 10.37

July 6, 1999


Mr. David W. Schafer
21 Emerald
Irvine, CA 92714

Dear Dave:

This letter, when signed by you, constitutes the agreement ("Agreement") relative to your resignation from Western Digital Corporation (the "Company"). The terms of this Agreement are as follows:

1. You will continue to work on site in your position as Senior Vice President, Strategic Customer Relations until October 1, 1999.

1a. You have agreed to serve as Master of Ceremonies at Service Recognition Dinners in Irvine and San Jose during September, 1999.

2. You will continue to be treated as an employee, including stock option vesting, until the earlier of March 31, 2000 or your death. During such time you will be available for occasional consulting of up to two days per month as reasonably agreed by the Company and you. Stock options previously granted to you under the Employee Stock Option Plan will continue to vest in accordance with their terms, which during the period from October 1, 1999 through March 31, 2000 would result in the vesting of 20,188 to 27,960 additional exerciseable shares.

3. You will be paid $137,500.00 in salary continuation. Thirteen (13) bi-weekly payments of $10,576.92 will begin on October 15, 1999, and conclude on March 31, 2000. Your Deferred Compensation Plan balance will be paid to you within 90 days of March 31, 2000.

4. Any exercise of stock options by you must be in accord with the provisions of your stock option agreements and with the procedures relating to exercise as may be established by the Compensation Committee of the Board of Directors from time to time. All such procedures, unless they are to your benefit, shall be of general application and will not apply specifically to you. The Company will act expeditiously and in a supportive manner in assisting you to exercise your options. You will have up to 3 months following March 31, 2000 to exercise your vested options.

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5.      Until March 31, 2000, you will continue to receive benefits accorded to employees generally, other than vacation accruals, and benefits accorded to you and other executives in comparable pay grades ("special benefits"), provided that such special benefits continue to be furnished to executives generally in comparable pay grades. These include:

               a)     your flex benefit allowance of $339.03 per pay period

               b) Employee Stock Purchase Plan (ESPP) will continue and deductions will be made from your salary continuation checks until the next purchase date.

               c) 401(k) participation and Western Digital employer match will continue with deductions coming from your salary continuation checks.

               d) Financial planning assistance of up to $5,000 per fiscal year for executive tax consultation will continue.

               e) Supplemental executive medical coverage up to $3,000 per fiscal year will continue.

               f)     Auto allowance of $323.08 per pay period.

        If any benefits (including special benefits) are discontinued and adjustments are made to compensation or benefits of employees generally, or of executives in comparable pay grades, in lieu of the discontinued benefits, and if such discontinuances apply to you under this agreement, then in such instances like adjustments will be made to payments or benefits accorded to you with respect to the period through March 31, 2000. No actions will be taken with respect to the monies payable or the benefits accorded to you that are intended to affect adversely only you or other terminating employees, unless such actions are taken as a result of a material breach by you of any of your obligations under this agreement. Should you take another position, prior to the expiration of your salary continuation, as an employee of a company with health insurance coverages, Western Digital's health coverages stop at the end of the month in which you start to work for the other company. On May 31, 2000 (sixty days after your termination date), all Western Digital benefits will cease. You may be entitled to continued basic health insurance coverage under the Company's COBRA plan. If you so elect, this continuation will be on terms consistent with applicable federal laws and regulations. If you elect and are eligible to continue this coverage, you will be charged a monthly premium to cover the cost of providing this insurance including a small administrative fee, Our benefits administration staff will give you complete details in this regard.

6. You and the Company agree that the terms of this arrangement will be held in confidence except to the extent that disclosures may be required by government regulations or judicial process or to receive tax, legal or financial advice. References which may request information about your employment will be referred to the Vice President of Human Resources.

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7.      By October 15, 1999 you will be paid all accrued, unused vacation.
        Although you will continue on the Company payroll through March 31, 2000 you will accrue no more vacation subsequent to October 1, 1999.

8. Any distributions to which you are entitled from the Savings and Profit Sharing Plan will be made to you in accordance with the terms of that plan after your termination date of March 31, 2000.

9. The Company will provide executive outplacement assistance through Lee Hecht Harrison or another firm of your choosing if you wish. Contact Pam Burdi at (949) 932-5516 for assistance with these arrangements.

10. You agree that, for the period beginning October 1, 1999 and ending March 31, 1999 you will not provide services to a "direct competitor" of the Company. You and the Company agree that, for purposes of the Agreement, the terms "direct competitor" shall mean a division of a business (a) which is a significant direct competitor of the Company as of the date of this Agreement, and (b) which is currently in the business of manufacturing and selling Winchester type magnetic hard drives. Provided, however, that nothing in this Agreement shall prevent you from accepting employment with another business which is not a direct competitor with the Company and/or competing with the Company in a manner consistent with the terms of this Agreement.

11. You agree that, until March 31, 2000, you will observe and be bound by all fiduciary duties and duties of loyalty which were applicable to you as an employee of the Company. Additionally, you agree that at any time prior to March 31, 2000, you will not induce any active employee of the Company or of any of its subsidiaries, to terminate his or her employment with the Company or any subsidiary of the Company, unless you first obtain written permission from the Chief Executive Officer or the Vice President of Human Resources of the Company, provided however, that you shall not be considered to have induced an employee to terminate his or her employment with the Company if you respond to good faith inquiries by said persons initiated other than by you.

12. In the course of your employment, and because of the nature of your responsibilities, you have acquired and may continue to acquire confidential information and trade secrets with regard to the Company's business operations, including, but not limited to, the names and addresses of its clients and their respective contact points, marketing materials, financial data and analysis, technical know-how, business plans and strategies, forecasts, and other similar information (collectively the "Confidential Information"). You agree that the Confidential Information has been developed at considerable expense and effort by the Company, is not generally known to the public at large, is not readily ascertainable by

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        proper means, has been the subject of reasonable efforts to maintain its secrecy, and has at all times remained in the exclusive property of the Company. You agree that you shall not, at any time during or after your employment with the Company, directly or indirectly disclose, divulge, reveal, report, publish, transfer, or use, for any purpose, any Confidential Information which has been obtained by or disclosed to you as a result of your employment by the Company, including any Confidential Information, except as may be required by law. You further agree that any and all of the Confidential Information, including all intellectual property rights therein, shall be and shall remain the sole and exclusive property of Western Digital.

13. You and the Company agree that in the event the Company determines in good faith that you have violated the terms of paragraphs 10, 11, or 12, the Company may make any remaining unpaid payments due to you pursuant to paragraph 3 hereof into a third party escrow account pending further agreement of the parties or the award of an arbitrator pursuant to the arbitration provisions of this paragraph. The arbitrator shall be authorized to determine whether the remaining payment obligations under paragraph 3 of this Agreement shall continue notwithstanding any alleged breach of this Agreement or are terminated as a result of the alleged breach. In the event an arbitrator determines that you have violated the terms of paragraphs 10, 11, or 12, then the arbitrator shall be authorized to direct payment of the money (including any accrued interest) from the escrow account to the Company and order that the Company is not required to make any further payments to you under paragraph 3, and award the Company any other appropriate remedies.

        Additionally, in no event shall you be required to pay to the Company any payments received prior to the date that the Company notifies you of the alleged breach of the paragraphs 10, 11, or 12. In the event an arbitrator determines that you have not violated the terms of paragraphs 10, 11, or 12, then the arbitrator shall be authorized to direct payment of any money (including accrued interest, if any) held in the escrow account to you and award you any other appropriate remedies.

14. None of the officers of the Company (i.e. officers elected by the Board of Directors) have knowledge of any claims which the Company might assert against you, and for the period that you are and have been employed by the Company you will be afforded the protections provided for under the Company's Bylaws, indemnification agreements and the various insurance policies carried by the Company that would apply to you.

15. In consideration for the payments and benefits provided to you pursuant to this Agreement, you hereby irrevocably and unconditionally release, acquit and forever discharge Western Digital Corporation, all of its current and former subsidiaries, affiliates, divisions, successors, predecessors, related corporate entities, assigns, owners,

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        stockholders, directors, officers, current and former employees, agents, representatives, attorneys, insurers and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) actually incurred of any nature whatsoever, known or unknown, suspected or unsuspected ("Claim" or "Claims") which you now have, own or hold, or claim to have, own or hold, or which you at any time heretofore had, owned or held, or claimed to have had, owned or held against any of the Releasees relating to any event, act or omission that has occurred as of the date of the Agreement, including, but by no means limited to, any events arising out of your employment with Western Digital Corporation. The Claims which you are releasing include, but are not limited to, claims for discrimination, harassment and retaliation under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and public policy, claims for disability and medical condition discrimination under the Americans with Disabilities Act and the California Fair Employment and Housing Act, claims for wrongful termination, breach of implied or express contract, and breach of the covenant of good faith and fair dealing, claims for wages, penalties and interest under the California Wage Orders, the Fair Labor Standards Act and the California Labor Code, claims for injuries purportedly occurring in the course and scope of employment, claims under the California Workers' Compensation Act, tort claims for intentional infliction of emotional distress, defamation, and all claims like or related to any of the foregoing.

16. You also expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding, and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in their favor at the time of executing the release, which if known by him must have materially affected their settlement with the debtor.

        Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time of execution thereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

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17.     You should consult with an attorney concerning this Agreement. By signing this Agreement, you acknowledge that you have carefully read this Agreement, understand it and are voluntarily entering into it.

18. The undersigned persons represent and warrant that they have been duly authorized to execute this agreement on behalf of the person, or corporations as described below.


19. This agreement shall be construed in accordance with, and all disputes arising thereunder shall be governed by, the laws of the State of California.

20. You have up to twenty-one days from the date of your receipt of this Agreement to consider this Agreement. You also have seven days after execution of this Agreement to revoke it in writing. This Agreement shall not be effective or enforceable until the revocation period has expired.


WESTERN DIGITAL CORPORATION


Jack Van Berkel
Vice President
Human Resources

JVB: kl

I have read and agree to all terms and conditions as outlined above.


-----------------------------------          -----------------------------------
David W. Schafer                             Date

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                       MARCH, 2000 STATUS OF BENEFITS UPON
                    TERMINATION OF EMPLOYMENT - DAVE SCHAFER


The following information is to help you understand the status of your benefits if you are affected by a reduction in work force.

MEDICAL INSURANCE

Medical coverage continues until May 31, 2000.

DENTAL INSURANCE

Dental coverage continues until May 31, 2000.

VISION INSURANCE

Vision coverage continues until May 31, 2000.

COBRA CONTINUATION COVERAGE

Continuation privileges may be available through COBRA for the medical, dental, vision, and health care reimbursement plans you are enrolled in at the time of termination. COBRA information and election forms will be mailed to you by the COBRA administrator for Western Digital (COBRAPRO) within two weeks from your last date of coverage.

LIFE INSURANCE

Life insurance coverage continues until May 31, 2000. Conversion privileges to an individual policy are available after your coverage terminates. You must apply with the insurance carrier within 31 days. Conversion forms are available at the Benefits Department.

ACCIDENTAL DEATH AND DISMEMBERMENT INSURANCE (AD&D)

Accidental death and dismemberment insurance coverage continues until May 31, 2000. Conversion privileges to an individual policy are available after your coverage terminates. You must apply with the insurance carrier within 31 days. Conversion forms are available at the Benefits Department.

DEPENDENT LIFE INSURANCE

Dependent life insurance coverage continues until May 31, 2000. Conversion privileges to an individual policy are available after your coverage terminates. You must apply with the insurance carrier within 31 days. Conversion forms are available at the Benefits Department.

BUSINESS TRAVEL ACCIDENT COVERAGE

Business travel accident coverage will end on your last active day at work for Western Digital which is October 1, 1999. Under the terms of the contract, no conversion privileges are available.

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LONG-TERM DISABILITY

Long-term disability coverage will end on your last active day at work for Western Digital, October 1, 1999. Conversion privileges to an individual policy are available by completing an application and submitting the first quarterly premium within 31 days of our termination of group coverage. To qualify for conversion, you must have been covered under the current group plan for 12 consecutive months. Conversion forms are available at the Benefits Department.

SHORT-TERM DISABILITY

Short-term disability coverage will end on your last day actively at work for Western Digital, October 1, 1999, Under the terms of the contract, no conversion privileges are available.

REIMBURSEMENT ACCOUNTS

If contributions continue to be deducted from scheduled payments, Health Care and Dependent Care Account claims may be reimbursed for ELIGIBLE EXPENSES INCURRED UP TO THE LAST DAY OF YOUR BENEFITS COVERAGE. Money left over in the account(s) at the end of the plan year (June 30) is forfeited. You will have a 90 day grace period (through August 30, 2000) to file a claim for reimbursement. Send the claims to FlexPro, P. O. Box 5545, Orange, CA 92613. Telephone (949) 835-6752, Fax (949) 953-9404.

MANAGED HEALTH NETWORK (MHN)

The MHN program will continue for you and your dependents until May 31, 2000. The toll free number is 800-327-8399. However, if you elect COBRA continuation, you may still be eligible to continue MHN benefits.

RETIREMENT SAVINGS (401(k)) & PROFIT SHARING PLAN

As a participant in this plan, you will continue to participate in the plan until March 31, 2000. The company match is effective until March 31, 2000. After that date, you will receive 100% of your employee account, plus 100% of the profit sharing account, and the vested portion of the employer match account.

For information regarding rollover or distribution of your account, call T. Rowe Price at 800-922-9945. If you wish to withdraw your account from the plan, simply return the termination package that will be sent to you from T. Rowe Price. If your account is over $3,500.00, you may defer the withdrawal of your account until a future point in time,

CONTRIBUTIONS CONTINUE: Contributions will continue to be deducted from wage continuation payments unless you call T. Rowe Price at 800-922-9945 to suspend your contributions.

SAVINGS 401(K) PLAN LOANS: Bi-weekly loan payments will continue to be deducted from wage continuation payments. You will choose one of the following options to be effective after your last

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wage continuation payment: 1) continue making loan payments, 2) repay the entire outstanding loan balance, or 3) elect final distribution upon which any outstanding loan balance will be treated as a taxable distribution. You must complete a Loan Repayment form indicating your selection that will be provided in the T. Rowe Price termination package.

EMPLOYEE STOCK PURCHASE PLAN

You will continue to participate in ESPP through March 31, 2000. Deductions for ESPP will be made from your wage continuation checks. If you have previously purchased shares, then you can keep or sell them as you wish.

STOCK OPTIONS

If you have received stock options, they will vest through your date of termination from Western Digital in accordance with the plan provisions. Contact Stasia Shirley at 949-932-5645 for more information.

VACATION

All earned but unused vacation will be paid by the first wage continuation payment following your last day of active employment with Western Digital.

        Vacation Buy: The cost of the extra hours you have taken but not paid for will be subtracted from your final paycheck.

        Vacation Sell: The remaining amount and any accrued vacation that you haven't taken is paid to you. Exception: If you term with a negative vacation balance, the value of those hours will be subtracted from your final paycheck.

SICK LEAVE

All unused sick leave will be forfeited in accordance with the policy of Western Digital.

EDUCATIONAL REIMBURSEMENT

If you have received prior educational approval for classes that have started, but which you will not complete before your termination date, you are eligible for reimbursement for the classes you are currently attending. Reimbursement will be made following the company's receipt of proof that the class was successfully completed based on the policy guidelines.

CREDIT UNION

Membership is lifetime and is not based on continuing employment with Western Digital

CALIFORNIA STATE UNEMPLOYMENT BENEFITS

You can file an application for unemployment benefits immediately, however your eligibility for benefits (as determined by the EDD-Employment Development Department) will be delayed until after your last Wage Continuation payment on March 31, 2000.

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If you have any questions, need to request forms, or need life conversion forms, contact:

                                 WESTERN DIGITAL
                               BENEFITS DEPARTMENT
                            8105 IRVINE CENTER DRIVE
                                IRVINE, CA 92618
                                  949-932-5700